UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MEDALLION FINANCIAL CORP.
(Name of Registrant as Specified In Its Charter)
BIMIZCI Fund LLC Warnke Investments LLC ZimCal Asset Management LLC Stephen Hodges Eric Kelly John Kiernan Timothy Shanahan
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
-with copies to-
Peter D. Fetzer Foley & Lardner LLP 777 East Wisconsin Avenue Suite 3800 Milwaukee, WI 53202-5306 (414) 297-5596
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

BIMIZCI FUND LLC
BIMIZCI Fund LLC issued a press release on June 5, 2026.
Jun 5, 2026 11:36 AM Eastern Daylight Time
ZimCal (BIMIZCI) Exposes Medallion Financial Corp.’s Latest Campaign of Distortion and the Risks of Re-Electing Its Unqualified Directors

https://www.businesswire.com/news/home/20260605034240/en/ZimCal-BIMIZCI-Exposes-Medallion-Financial-Corp.s-Latest-Campaign-of-Distortion-and-the-Risks-of-Re-Electing-Its-Unqualified-Directors
Highlights Medallion’s Use of Alarmist Headlines Better Suited For a Small-Town Political Campaign Than a Serious Public Company
Reveals Distortions in Medallion’s Campaign About Key Issues Including Citing a Personal Blogger as “Proof”
Highlights Concerning Lack of Independence Among Medallion’s Directors, including Embracing Andrew Murstein’s History of Near-Complete Value Destruction, and Ignoring Murstein’s Federal Lawsuit Alleging Fraud and Financial Improprieties, Permanent Federal Injunctions, $1 million personal civil penalty
Urges Shareholders to Support BIMIZCI’s Well Qualified Nominees By Voting the BLUE Proxy Card FOR ONLY BIMIZCI’s Nominees https://restoretheshine.com/vote
Both ISS and Glass Lewis supported 2 BIMIZCI Board Nominees and BIMIZCI’s Case for Change
MINNEAPOLIS--(BUSINESS WIRE)--ZimCal Asset Management through BIMIZCI Fund LLC responds (again) to Medallion Financial’s recent misleading press release designed to manipulate stockholders. Notably, BIMIZCI Fund LLC — not ZimCal or Mr. Hodges — is the nominating stockholder, a distinction Medallion deliberately blurs.
Despite BIMIZCI Fund LLC being the nominating stockholder, Medallion (NASDAQ:MFIN) elected to lead with “Stephen Hodges and his affiliates” because their goals are clear. Use a sensational headline. Make it unnecessarily personal (Mr. Hodges is not a nominee). Attack character. Undermine business experience. Instill doubt about motives. Create fear. This is not a novel strategy. Conspicuously absent from MFIN’s press release:
  How Andrew Murstein could be promoted to CEO after stipulating that the SEC’s fraud allegations against him were true and while also under permanent federal injunctions.
  Why 5 executives should receive $28 million in severance if Medallion were sold (>10% of current market cap).
  How 1Q26 earnings were only $5.0M, the lowest in 5 years, despite assets near all-time highs.
  Why 2025 Recreation Charge-Offs are at a 16-year high and approaching bank-held unsecured credit card charge-off levels (4% and 4.3% respectively).
  How RV loan growth and performance will be impacted by softening demand, higher gas prices, high rates and high inflation.
  Why the market priced MFIN stock at an abysmal Price to Tangible Book Value of 0.80x at 1Q26.
  Medallion’s plan to compete against Fintechs that now have acquired or applied for their own cheap FDIC-insured balance sheets and are heavily invested in technology.
  Why MFIN did not enforce its own compensation claw back policy for detrimental conduct instead choosing to amend it to protect Andrew Murstein — inviting SEC scrutiny.
  Why 1.58 million in shares were given to insiders as the Company bought back 3.3 million from outside stockholders.

BIMIZCI notes that those points are rhetorical. If Medallion and its Board actually engaged on its financial trends and the headwinds it, and all consumer lenders, face, then Board and Management change at Medallion would be even more obvious, and MFIN’s response would be even hollower.
A full rebuttal of Medallion’s extensive and blatantly false or immaterial allegations will be released shortly as will our legal response.
Stockholders of record as of April 13, 2026 are urged to vote the BLUE proxy card before the annual meeting on June 9, 2026. Voting instructions are at https://restoretheshine.com/vote. Even if you have already voted with the white card, you can change your vote today by voting the BLUE card.
Important Information
BIMIZCI Fund LLC, Warnke Investments LLC, ZimCal Asset Management LLC, and Stephen Hodges (collectively, “BIMIZCI”) have nominated individuals as nominees to the board of directors of Medallion Financial Corp. (the “Company”) and intend to solicit votes for the election of those individuals, Eric Kelly, John Kiernan, and Timothy Shanahan as members of the Company’s board of directors (the “Nominees”). BIMIZCI will send a definitive proxy statement, proxy card and related proxy materials to stockholders of the Company seeking their support of the Nominees at the Company’s 2026 annual meeting of stockholders. Stockholders are urged to read the definitive proxy statement and proxy card because they contain important information about the Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and proxy card and other documents filed by BIMIZCI with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. Stockholders may also direct a request to Sodali & Co LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing zimcal@info.sodali.com.
Participants in Solicitation
The following persons are participants in the solicitation by BIMIZCI: BIMIZCI Fund LLC, Warnke Investments LLC, ZimCal Asset Management LLC, Stephen Hodges, Eric Kelly, John Kiernan, and Timothy Shanahan. The participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. BIMIZCI filed a definitive proxy statement under cover of Schedule 14A on May 8, 2026 (the “Definitive Proxy Statement”). Information regarding the participants and their interests is contained in the Definitive Proxy Statement.
Contacts
Media contact: nicole@nh-consult.com